Exhibit 4.2

SPARK EDUCATION LIMITED

Number	Class A Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$80,000 divided into

(i) 700,000,000 Class A Ordinary Shares of a par value of US$0.0001 each,

(ii) 80,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and

(iii) 20,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles of Association of the Company

THIS IS TO CERTIFY THAT                                                                                                                           is the registered holder of

Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the      day of                            by:

DIRECTOR     ___________________________________